RARITAN BANCORP INC.
                     9 WEST SOMERSET STREET
                   RARITAN, NEW JERSEY 08869
                        (908) 725-0080



                                             March 27, 1996


Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Raritan Bancorp Inc. (the "Company") to be held at the Raritan Valley Country Club, State Highway No. 28, Somerville, New Jersey on Wednesday, April 24, 1996 at 10:00 a.m., New Jersey time.

     As described in the enclosed Proxy Statement, matters scheduled to be presented for shareholder action at the Annual Meeting include the election of two directors, the ratification of the appointment of independent auditors for the year ending December 31, 1996, and a shareholder proposal, which is opposed by your Board of Directors. During this meeting, we will also report on the operations of The Raritan Savings Bank (the "Bank"), the wholly-owned subsidiary of the Company. Detailed information concerning the activities and operating performance of the Company and the Bank during the year ended December 31, 1995 is contained in our Annual Report, which is enclosed. Directors and officers of the Company, as well as representatives of our independent auditors, will be present to respond to any questions which shareholders may have.

     We hope you will be able to attend this meeting in person.
Whether or not you expect to attend, we urge you to sign, date and return the enclosed Proxy Card so that your shares will be represented.

     On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your support and interest. I look forward to seeing you at the Annual Meeting.

                              Sincerely,


                              Arlyn D. Rus
                              Chairman of the Board, President
                              and Chief Executive Officer

                      RARITAN BANCORP INC.
                     9 WEST SOMERSET STREET
                   RARITAN, NEW JERSEY 08869
                         (908) 725-0080

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held On April 24, 1996


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Raritan Bancorp Inc. (the "Company") will be held at the Raritan Valley Country Club, State Highway No. 28, Somerville, New Jersey on Wednesday, April 24, 1996 at 10:00 a.m., New Jersey time, for the following purposes:

     1. The election of two directors for a term of three years each;

     2. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1996;

     3. The consideration of a shareholder proposal regarding the sale of the Company. NOTE: Your Board of Directors believes that this proposal is adverse to the best interests of the Company and its shareholders and recommends a vote AGAINST this proposal; and

     4. Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

     Pursuant to the Bylaws of the Company, the Board of Directors has fixed March 11, 1996 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only holders of the Common Stock of the Company as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at 9 West Somerset Street, Raritan, New Jersey, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.

                              By Order of the Board of Directors


                                   Lucille H. Daniel
                                   Secretary
Raritan, New Jersey
March 27, 1996

     EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY
CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                      RARITAN BANCORP INC.
                     9 WEST SOMERSET STREET
                   RARITAN, NEW JERSEY 08869
                         (908) 725-0080
                    _________________________

                         PROXY STATEMENT
                    _________________________

                  ANNUAL MEETING OF SHAREHOLDERS
                          April 24, 1996
                    _________________________


Solicitation and Voting of Proxies

     This Proxy Statement is being furnished to shareholders of Raritan Bancorp Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Raritan Valley Country Club, State Highway No. 28, Somerville, New Jersey on Wednesday, April 24, 1996 at 10:00 a.m., New Jersey time, and any adjournments thereof. The 1995 Annual Report to Shareholders, including the consolidated financial statements of the Company for the year ended December 31, 1995, accompanies this Proxy Statement and Proxy Card, which are first being mailed to shareholders on or about March 29, 1996.

     Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed Proxy Card and returning it, signed and dated, in the enclosed postage-paid envelope. Shareholders are urged to indicate the way they wish to vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for director named in this Proxy Statement, FOR the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1996, and AGAINST the shareholder proposal regarding the sale of the Company (the "Shareholder Proposal").

     The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgement on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

     The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. Proxies may also be solicited personally or by mail, telephone or telegraph by the Company's Directors, officers and regular employees, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so. The Company has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist the Company in the solicitation of proxies for the Annual Meeting, for a fee of $5,000, plus out-of-pocket expenses.

Voting Securities

     The securities which may be voted at this Annual Meeting consist of shares of common stock of the Company, par value $.01 per share (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. The close of business on March 11, 1996 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of the Company's Common Stock outstanding on the Record Date (exclusive of Treasury shares) was 1,449,689 shares.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum at this Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented, at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     In accordance with the provisions of the Company's Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

Voting Procedures and Method of Counting Votes

     As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote FOR the election of the nominees proposed by the Board, or to WITHHOLD AUTHORITY to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company and the Shareholder Proposal, by checking the appropriate box, a shareholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, the ratification or approval of either matter shall be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked "ABSTAIN."

     Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board, who will not be employed by, or a director of, the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

     Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth information as of the Record Date, the shares of Common Stock beneficially owned by each person who was the owner of more than five percent (5%) of the Company's outstanding shares of Common Stock as of March 11, 1996.


                           Amount and Nature
Name and Address             of Beneficial                  Percent
of Beneficial Owner            Ownership                    of Class
-------------------      ---------------------              --------


Raritan Savings Bank
 Employee Stock Ownership     139,764 (1)                      9.6%
   Plan
9 West Somerset Street
Raritan, New Jersey

Arlyn D. Rus                  126,035 (2)                      8.2
c/o Raritan Bancorp Inc.
9 West Somerset Street
Raritan, New Jersey

William T. Kelleher            75,320                          5.2
c/o Kelleher & Moore
23 Maple Street
Post Office Box 727
Somerville, New Jersey

Thomas F. Tansey               75,165 (3)                      5.0
c/o Raritan Bancorp Inc.
9 West Somerset Street
Raritan, New Jersey

----------------------------
(1)  The ESOP Administrative Committee, consisting of directors of the Bank, administers the ESOP.
     Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees.  Unallocated shares are voted by the ESOP Trustee as directed by the Administrative Committee.  The
     Administrative Committee shall vote the unallocated shares in a manner that reflects the directions received from employees as to allocated shares, unless their fiduciary duties require otherwise.  As of the Record Date, 104,682 shares of stock were allocated under the
     ESOP and 35,082 shares remained unallocated.
(2)  Includes options to purchase 81,750 shares of Common Stock which are exercisable within 60 days of the Record Date.  Includes 13,614 shares allocated to Mr.Rus' account under the
     Bank's Employee Stock Ownership Plan (the "ESOP").
(3)  Includes options to purchase 53,250 shares of Common Stock which are exercisable within 60 days of the Record Date.  Includes 9,165 shares allocated to Mr. Tansey's account under the
     Bank's Employee Stock Ownership Plan (the "ESOP").

          PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                PROPOSAL 1 - ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, the number of Directors is currently set at six. Each of the members of the Board of Directors of the Company also serves on the Board of Directors of The Raritan Savings Bank (the "Bank"), the Company's wholly-owned subsidiary. Directors are elected for staggered terms of three years each, with the term of office of only one class of Directors expiring in each year. Directors serve until their successors are elected and qualified.

     The nominees proposed by the Board for election at this Annual Meeting are William T. Anderson, M.D. and William W. Crouse. Each of these nominees is presently a Director of the Company. Set forth below is certain information concerning the nominees and the other members of the Board as of March 11, 1996. The Board believes that such nominees will stand for election and will serve if elected as Director. However, if any of the nominees proposed by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES WHOSE NAMES APPEAR BELOW.

                                            Term to Expire        Amount and Nature of
Name, Principal Occupation and          Following Fiscal Year     Beneficial Ownership     Percent
Business Experience for Past 5 Years      Ending December 31,            of Stock (1)      of Class
------------------------------------     ----------------------   --------------------    ----------
William T. Anderson, M.D., Age 60              1998                      24,914 (2)(3)       1.7%
      Dr. Anderson has served as a Director
      of the Bank since 1981 and of  the
      Company since its formation in 1987.
      He is a physician with a family
      practice at Anderson and Jobanputra,
      M.D.  He is also a director of
      Somerset Health Care Affiliates.

William W. Crouse, Age 53.                     1998                      10,500 (2)           .7
      Mr. Crouse has served as a Director
      of the Company and the Bank since
      April, 1994.  He is Vice Chairman and
      General Partner of HealthCare
      Investment Corporation, and he has 25
      years experience in the health care
      industry.

Richard E. Fischer, Age 65                     1997                      53,445 (2)          3.7%
      Mr. Fischer has served as a Director
      of the Bank since 1969 and of the
      Company since its formation in 1987.
      He is President of the Hunterdon
      Lumber Company, a retail lumber and
      building products company.

William T. Kelleher, Jr., Age 44. . . .        1996                      35,079 (2)(4)       2.4
      Mr. Kelleher, Jr. has served as a
      Director of the Bank since 1983 and
      of the Company since its formation in
      1987.  He is a partner in the law
      firm of Kelleher and Moore, and has
      been a municipal court judge in the
      Borough of Somerville (New  Jersey)
      since 1983 and in the Township of
      Branchburg since 1990.

Arlyn D. Rus, Age 55 . . .                     1997                     126,035 (5)          8.2
      Mr. Rus has served as Chairman,
      President and Chief Executive Officer
      of the Company since its formation in
      1987.  He has served as Director,
      President and Chief Executive Officer
      of the Bank since 1971.  Mr. Rus
      currently serves as a member of the
      Board of Directors of America's
      Community Bankers and the New Jersey
      Council of Savings Institutions.

Thomas F. Tansey, Age 51 .                     1996                      75,165 (6)          5.0
      Mr. Tansey has served as Executive
      Vice President, Chief Operating
      Officer and Treasurer of the Company
      since its formation in 1987.  He has
      served as Executive Vice President,
      Chief Operating Officer and Treasurer
      of the Bank since May 1984.  He has
      served as a Director of the Bank
      since January, 1986 and of  the
      Company since its formation in 1987.

                NAMED EXECUTIVE OFFICER NOT A DIRECTOR

John J. Lukens, Age 48 . .                                               12,223 (7)           .8
      Mr. Lukens has served as Senior Vice
      President of the Company and Senior
      Vice President and Senior Lending
      Officer of the Bank since June, 1992.
      Prior to June, 1992, he served as a
      Credit Officer at National
      Westminster Bank.

All directors and executive officers
      as a group (11 persons) . . . . .                                 594,017 (8)         35.9

-------------------------------------
(1)  Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported.
(2)  Includes 7,500 shares that may be acquired pursuant to the exercise of options granted under the
     Directors Option Plan.
(3)  Includes 862 shares owned of record by Dr. Anderson's wife.
(4)  Includes 2,654 shares owned of record by Mr. Kelleher as custodian for minor children.
(5)  Includes 2,129 shares owned  of record by Mr. Rus' wife, 81,750 shares that may be acquired pursuant to presently exercisable stock options, and 13,614 shares allocated to Mr. Rus' account under the
     Bank's ESOP.
(6)  Includes 1,500 shares owned of record by Mr. Tansey's wife, 53,250 shares that may be acquired pursuant to presently exercisable stock options and 9,165 shares allocated to Mr. Tansey's account under the Bank's ESOP.
(7)  Includes 10,500 shares that may be acquired pursuant to presently exercisable stock options, and
     1,273 shares allocated to Mr. Lukens' account under the Bank's ESOP.
(8)  Includes 203,775 shares that may be acquired pursuant to presently exercisable stock options, 139,764 shares held by the ESOP and 90,320 shares owned by Directors Emeritus.

Meetings of the Board of Directors and Committees of the Board

     The Board of Directors of the Company has established an audit committee and a nominating committee. The Bank maintains an audit committee, nominating committee, personnel committee and investment committee. The Chairman, President and Chief Executive Officer serves as an ex officio member of all committees except the audit committee.

     The Board of Directors of the Company and the Bank met fifteen times during 1995. No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which he served during 1995.

     The audit committee consists of Messrs. Anderson, Crouse, Fischer and Kelleher, Jr., and meets no less frequently than on a quarterly basis. The audit committee reviews audit performance and evaluates policies and procedures relating to auditing functions and controls. The audit committee met four times in 1995.

     The nominating committee consists of Messrs. Anderson, Crouse, Fischer and Kelleher, Jr., and meets semi-annually to appoint officers and to nominate directors for election by the shareholders. While the committee will consider nominees recommended by shareholders, it has not actively solicited recommendations from shareholders. Nominations by shareholders must comply with certain procedural and informational requirements set forth in the Company's Bylaws. See "Advance Notice of Business to be Conducted at an Annual Meeting."

     The Bank's personnel committee consists of Messrs. Anderson, Crouse, Fischer and Kelleher, Jr. The personnel committee reviews compensation, officer promotions, benefits and other matters of personnel policy and practice. The personnel committee met one time in 1995.

     The Bank's investment committee consists of Messrs. Crouse, Kelleher, Jr., Tansey and Ms. Daniel, and meets monthly. The investment committee is responsible for establishing investment policies for the Bank.

     In addition, the Bank has a trust committee, conflict of interest committee, mortgage and real estate committee, site and building committee and planning committee, which meet periodically.

Directors' Compensation

     Fees.   Directors of the Bank are paid an annual retainer fee
of $4,000, as well as a fee of $750 per board meeting attended and $200 per committee meeting attended. In addition, Directors are reimbursed for any amount of out-of-pocket expenses incurred in attending meetings. Directors do not receive fees from the Company for services on the Company's Board.
PAGE

     Stock Option Plan for Outside Directors. Under the 1993 Stock Option Plan for Outside Directors, each Outside Director of the Company who was an Outside Director of the Company or the Bank at the time of adoption of the Plan, received a non-statutory option to purchase 7,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the time of the adoption of the plan. To the extent options for shares are available, each subsequent Outside Director will be granted, effective as of the date on which such subsequent Outside Director is qualified and first begins to serve as an Outside Director, a non-statutory stock option to purchase 7,500 shares of Common Stock, or such lesser number of shares as remain in the plan, at an exercise price equal to the then fair market value of the Common Stock. An aggregate of 45,000 shares of Common Stock are reserved for issuance pursuant to the exercise of options granted under the 1993 Stock Option Plan for Outside Directors. Options as to 30,000 shares of Common Stock reserved for issuance under this plan have been granted as of the date of this Proxy Statement. Each option may be exercised in whole or in part for a period of ten years from the date of grant or one year following the date the Outside Director ceases to be a Director. The exercise price of a Director's option may be paid in cash or stock.

Executive Compensation

     Summary Compensation Table. The following table sets forth the cash compensation paid by the Bank, for services rendered during the years ended December 31, 1995, 1994 and 1993 to the Chief Executive Officer, and other executive officers of the Bank who received an amount in salary and bonus in excess of $100,000 in the year ended December 31, 1995 (the "Named Executive Officers").

                                                                     Long-Term Compensation
                                                                     ----------------------
                                          Annual Compensation                Awards          Payouts
                                    -------------------------------  ----------------------  -------
                                                        Other        Restricted    Options/             All Other
Name and              Year Ended                        Annual         Stock       SARS(#)    LTIP    Compensation
Principal Position    December 31,  Salary(1)  Bonus   Compensation    Awards        (3)     Payouts       (4)
------------------    ------------  ---------  -----   ------------  ----------    --------  -------  ------------
Arlyn D. Rus,         1995          $190,500   $33,750    $    --           --         --    $    --  $32,325
 Chairman, President  1994           184,500    36,000    $    --           --         --         --   53,325
 and Chief Executive  1993           175,400    18,000    $    --           --     13,500         --   35,174
 Officer

Thomas F. Tansey      1995          $130,500   $20,250    $    --           --         --    $    --  $26,881
 Executive Vice       1994           123,000    21,000    $    --           --         --         --   34,995
 President, Chief     1993           115,400    12,000    $    --           --      9,000         --   33,371
 Operating Officer
 and Treasuerer

John J. Lukens        1995          $ 95,000   $13,360    $    --           --         --    $    --  $13,199
 Senior Vice          1994            90,000    10,632    $    --           --         --         --   15,663
 President            1993            85,000     6,500    $    --           --         --         --      981

____________________________________
(1)    Salary amounts for Messrs. Rus and Tansey include directors fees in the amounts of $10,500, $10,500 and $10,400 for the years 1995, 1994, and 1993, respectively.
(2)    Perquisites did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus for any of the years.  Personal benefits include an automobile provided by the Bank to Messrs. Rus and Tansey, and club membership for Mr. Rus.
(3)    All numbers adjusted to reflect three-for-two stock split as of December 1, 1993.
(4)    Reflects the Bank's matching contributions to the Employee's Deferred Compensation 401(k) Plan with respect to
       Mr. Rus in the amounts of $4,620, $4,620 and $4,497, with respect to Mr. Tansey in the amounts of $4,620, $3,375 and $3,150, and with respect to Mr. Lukens in the amounts of $2,832, $2,233, and $981 for the years 1995, 1994 and 1993, respectively.  Also includes the market value of shares at December 31 of each year which have been allocated to the employee's account pursuant to the Employee Stock Ownership Plan during such fiscal year; for
       Mr. Rus in the amounts of $27,705, $48,705 and $30,677, for Mr. Tansey in the amounts of $22,261, $31,620 and
       $20,221, and for Mr. Lukens in the amounts of $10,367, $13,430, and $0 for the years 1995, 1994 and 1993, respectively.

  Employment Agreements. The Company and the Bank entered into amended employment agreements with Arlyn D. Rus, Chairman, President and Chief Executive Officer, and Thomas F. Tansey, Executive Vice President, Chief Operating Officer and Treasurer, in January 1990. The employment agreements each provided for a five-year term. Commencing on the third anniversary date of each agreement and continuing each anniversary date thereafter, unless prior notice of non-renewal is given, each agreement automatically extends for an additional year so that the remaining term shall be three years. The current base salary under the agreements, which may be increased at the discretion of the Board of Directors, is $187,500 for Mr. Rus and $125,000 for Mr. Tansey. In addition to the base salary, each agreement provides, among other things, for participation in stock option plans and other fringe benefits applicable to executive personnel.

  Each agreement provides for termination by the Company and the Bank for "cause," as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate the executive's employment for reasons other than for cause, or in the event of their resignation from the Company and Bank upon failure to re-elect them to their current offices or because of a material lessening of their functions, duties or responsibilities, or in the event of a liquidation, dissolution, consolidation, or merger in which the Company or Bank is not the resulting institution, or upon breach of the agreement by the Company or the Bank, the officer or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment equal to the greater of (i) thirty-six times his highest monthly rate of compensation or (ii) the payments owed for the remaining term of the agreement. If termination of employment follows a change in control of the Company, as defined in the agreements, each officer would be entitled to a (i) severance payment equal to thirty-six times the highest monthly compensation paid to him under the contract plus a "special retirement benefit." The special retirement benefit would be an additional payment in an amount intended to compensate the officer for reduced retirement benefits under the Bank's pension plan in the event of his termination following a change of control. The change of control severance payment to Mr. Rus and Mr. Tansey, based on the annual compensation and special retirement benefit, would be $735,540 and $818,595, respectively. The Bank and the Company have agreed to indemnify the officers for the amount of any excise tax imposed on such payments under Section 280G of the Internal Revenue Code of 1986. The agreements also permit Mr. Rus and Mr. Tansey to terminate their employment voluntarily and receive a severance payment equal to the highest annual rate of compensation paid to the officer under such agreement for a one-year period or until he obtains other employment, if earlier.

  Special Termination Agreement.   The Company has entered into
a thirty-six month special termination agreement with John J. Lukens, Senior Vice President. The agreement renews for an additional month at the end of each month so that the term of the agreement continues to be thirty-six months unless prior written notice of non-extension is given. The agreement provides that at any time following a change in control of the Company as defined therein, should the Company or the Bank terminate the executive's employment with the Company or the Bank, for any reason other than "cause," or if the executive terminates his employment following a demotion, loss of title, office, significant authority, a reduction in annual compensation, or relocation of his principal place of employment, he would be entitled to receive a payment in an amount equal to the product of (a) the monthly rate of base annual salary paid to him by the Company and the Bank immediately prior to his termination, times (b) the number of months remaining under the agreement. Upon termination for cause, no payments or benefits are due to the executive; however, if termination of employment following a change in control is purported to be for cause, which is disputed, the Company shall continue to provide the executive with salary and other benefits and the dispute shall be settled by arbitration. If cause is determined in arbitration to have existed, the executive shall return cash payments made to him.

  The executive would also be entitled to the continuation of life, health and disability insurance coverage maintained by the Bank at the time of such termination for the earlier of the expiration of the number of months remaining under the agreement or his employment by another employer. If a change in control were to occur, and assuming it occurred on December 31, 1995 followed by the termination of Mr. Luken's employment, the aggregate cash amount payable to him under the special termination agreement as severance payments in addition to other non-cash benefits provided for under the agreement would have been approximately $285,000. PAGE

  Retirement Plan. The Bank maintains and funds a tax-qualified, non-contributory defined benefit pension plan for its employees, which is administered by the Retirement System Group Inc. All full-time employees aged twenty-one (21) or older who have completed at least one year of service participate in the plan. The plan provides an annual benefit payable at age 65 equal to two percent of the employee's "average annual salary" (the average of the highest three years base salary) multiplied by credited service, up to a maximum of thirty (30) years, and reduced by a portion of the employee's primary Social Security benefit.
The maximum annual benefit is 60% of the average annual salary, reduced by a portion of the employee's primary social security benefit. Messrs. Rus, Tansey and Lukens had 33, 11, and 3 years of credited service, respectively, under this retirement plan.


  Supplemental Executive Retirement Plans. The Bank maintains a non-qualified supplemental executive retirement plan ("SERP I") for certain executives of the Bank to compensate those executive participants in the Bank's tax-qualified benefit plans whose benefits are limited by Section 415 or Section 401(a)(17) of the Internal Revenue Code (the "Code"). As of December 31, 1995, Messrs. Rus and Tansey were participating in the SERP I. The SERP I provides participants with retirement benefits generally equal to the difference between the annual benefit the participant would have received under the Retirement Plan if such benefits were computed without giving effect to the limitations on benefits imposed by application of Section 401(a)(17) and Section 415 of the Code and the amounts actually payable to the Participant under the terms of the Retirement Plan. In addition, the Participant is entitled to an ESOP benefit in a dollar amount equal to the difference between the fair market value of the number of shares of common stock of the Bank that would have been allocated to the account of the Participant had the limitations of Section 401(a)(17) and 415 of the Code not been applicable and the fair market value of the number of shares of common stock actually allocated to the account of the Participant. SERP I also provides the Participant with any matching contribution that he is unable to receive under the Bank's 401(k) Plan as a result of certain limitations of the Code. Benefits are payable in the same form as benefits in the Retirement Plan, ESOP and the 401(k) Plan.

  The SERP I is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP I are payable from the general assets of the Bank; however, the Bank has set up a trust to ensure that sufficient assets will be available to pay the benefits under the SERP I. The Bank's pension cost attributable to the SERP I was $22,962 for the year ended December 31, 1995.

  The Bank also maintains a non-qualified supplemental executive retirement plan ("SERP II") for certain executives of the Bank to provide participants and their beneficiaries with certain pension benefits not obtainable under the Bank's Retirement Plan and certain welfare benefits not obtainable under the Bank's Postretirement Welfare Benefit Plan. SERP II credits the participant with five additional years of service under the Bank's Retirement and Welfare Benefit Plan for purposes of determining benefits under the Retirement and Welfare Benefit Plan formula.
The additional benefits provided by the additional years of service are funded through SERP II. Currently, Mr. Tansey is the only participant in SERP II.

  The SERP II is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP II are payable from the general assets of the Bank; however, the Bank has set up a trust to ensure that sufficient assets will be available to pay the benefits under the SERP II. The Bank's pension cost attributable to the SERP II was $12,000 for the year ended December 31, 1995.

     Incentive Stock Option Plans. The Board of Directors of the Company has established the Incentive Stock Option Plans which provide discretionary awards to its officers and key employees. The grant of awards under the Option Plans is determined by a committee of the Board of Directors consisting of three directors (the "Option Plan Committee"), none of whom is eligible to receive options under the Plans.
PAGE

     Set forth below is certain information concerning options outstanding to such Named Executive Officers at December 31, 1995. No options were exercised by, or granted to, a Named Executive
Officer during 1995.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUES




                                                                                              Value of Unexercised
                                                              Number of Unexercised               In-The-Money
                                                            Options at Fiscal Year-End   Options at Fiscal Year-End(1)
                Shares Acquired     Value                  ----------------------------  -----------------------------
Name            Upon Exercise       Realized               Exercisable/Unexercisable(#)  Exercisable/Unexercisable($)
----            ---------------     --------               ----------------------------  -----------------------------

Arlyn D. Rus                        $                        81,750/4,500                  $1,055,715/$27,000
Thomas F. Tansey                    $                        53,250/3,000                  $  684,360/$18,000
John J. Lukens                      $                        10,500/0                      $  127,785/$0

---------------------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1995, at which date the last sale price of the Common Stock as quoted on the Nasdaq National
    Market was $21.50.



Transactions With Certain Related Persons

     The Bank offers residential mortgage loans and consumer loans to its employees (other than executive officers) in the ordinary course of business and at a preferred rate, which is 1/2% below the rate otherwise charged. The Bank requires that an eligible employee have been with the Bank for a minimum of one year. This rate is charged as long as such employee remains employed by the Bank. If the employee no longer works for the Bank, the rate charged is increased to the market rate in effect at the inception of the loan. The Bank also charges eligible employees 1/2% percentage point less than the origination fee normally charged to its customers on loans.

     The Bank also makes loans to its executive officers and Directors and their immediate family members and related interests, which loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

     The Bank has utilized the services of the Kelleher & Moore law
firm to provide general legal services during 1995.   William T.
Kelleher, Jr., a Director, is a member of that law firm. During 1995, the Bank paid $76,500 in fees to Kelleher & Moore, and the Bank has and will continue to utilize the services of other law firms.
PAGE

           PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT
                     OF INDEPENDENT AUDITORS

     The Company's independent auditors for the year ended December 31, 1995 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Company for the year ending December 31, 1996, subject to ratification of such appointment by the shareholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE
INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING
DECEMBER 31, 1996.

          PROPOSAL 3 - SHAREHOLDER PROPOSAL REGARDING
                     THE SALE OF THE COMPANY

     The following Proposal, including the Supporting Statement set forth below, has been submitted by a shareholder of the Company:

     "Resolved, that stockholders of Raritan Bancorp, request and recommend that the board of directors commence taking those steps necessary to achieve the sale of Raritan Bancorp in order to enable the stockholders to realize the full value of their investment."

     The proponent who has owned common stock for more than 2 years, and currently is one of the largest shareholders, believes that in order to maximize stockholder values Raritan Bancorp should be sold.

     This proposal is very similar to a shareholder proposal that was submitted in 1993 and 1994 to sell Bancorp New Jersey.

     Although the board of directors of Bancorp New Jersey opposed those proposals, the board eventually negotiated with UJB to acquire Bancorp for approximately 175% of book value.

     There have been many more acquisitions in the banking industry where shareholders received offers from acquirors far above the market price prior to the offer. Acquisitions in New Jersey included:

     1.   First Fidelity

     2.   Midlantic

     3.   Summit

     4.   Flemington National

     5.   Lakeland Financial

     Based upon these, and other subsequent acquisitions, it is reasonable to assume that Raritan Bancorp shareholders could now receive an exchange offer for Raritan stock substantially above the current market price.
PAGE

     However, stock prices do not go up forever. Opportunities often disappear quickly. Many people have lost a lot of money because they waited too long to sell a stock, or a piece of property. Don't let this happen to Raritan shareholders!

     I am submitting this proposal because I am worried about the value of my Raritan stock. Much of the price rise of Raritan stock was caused by purchases by investors speculating that Raritan will be acquired at a higher price. These speculators pushed the stock price far above book value.

     If Raritan is not acquired soon, there is no reason for the stock price to rise, and there are many things which could cause the stock price to drop. New investors will not be attracted by the earnings, or the 3% dividend.

     If our board of directors opposes the sale of Raritan now it may discourage potential acquirors, which would disappoint stockholders who bought stock because they believe Raritan will soon be sold. Selling by these stockholders would force the market price of Raritan stock down.

     Raritan Bancorp stock has been a good investment in recent years. However, it is much too risky for shareholders to wait and hope for some perfect time in the future to sell Raritan.

     Unless the board moves quickly to sell Raritan, the price of an acquisition offer may be lower because many potential acquirors of Raritan have already been acquired, are in the process of being acquired, or are now seeking to acquire much larger institutions than Raritan.

     While adoption of this proposal will not legally bind the board of directors, the proponent urges you to vote FOR this proposal to tell the board of directors to maximize, and protect, the value of your investment by immediately taking those steps necessary to achieve the sale of Raritan Bancorp.

                     -- END OF PROPOSAL --

     THE BOARD OF DIRECTORS BELIEVES THAT THE FOREGOING PROPOSAL
HAS BEEN SUBMITTED IN FURTHERANCE OF THE PROPONENT'S PERSONAL
AGENDA AND IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ALL OF
ITS SHAREHOLDERS.

     ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE SHAREHOLDERS VOTE AGAINST THE PROPOSAL.

     Shareholders should not be misled by the Proponent's "get rich quick" scheme for Raritan Bancorp. Your Board of Directors has a long history of successfully managing the Company for the long-term benefit of all shareholders. The Proponent has a history of seeking quick profits by putting companies "in play" through his stock purchases and "sell the bank" investment strategy. Your Board has expanded the Bank's franchise through acquisitions and internal growth; is satisfying the ever-growing housing, small business and financial services needs of the central New Jersey communities in which it operates; has provided well-paying jobs to employees who pay taxes, raise families and otherwise contribute to the well-being of the communities in which they reside; and has delivered exceptional value to all shareholders. The Proponent, who apparently has no experience managing a public company or a bank, believes that the only way for your company and its shareholders to make money is to have the company sold. The record of Raritan Bancorp and the experience of its shareholders prove otherwise!

     As a matter of fact, almost five years ago another stock speculator attempted to force your Board to place a "for sale" sign over your company, by means of a shareholder proposal, based on his belief as to the bleak future prospects for Raritan Bancorp common stock and the banking industry in general. The Board resisted those efforts to close its doors, and since that time Raritan Bancorp's common stock has more than tripled in value, the Company has increased its annual rate of cash dividend payments for five consecutive years, and shareholders have realized an annual rate of return of 26.4%. Your Board has a proven track record of looking after the best interests of all shareholders and delivering value to shareholders without having to resort to a fire sale of a franchise that is increasing in value!
PAGE

     Although the Proponent claims to be a large shareholder, the records available to the Company indicate that he owns 200 shares
of Common Stock.    The six individual members of your Board in the
aggregate beneficially own more than 325,000 shares of Raritan Bancorp Common Stock, which shares have an investment value of more
than $7.0  million.    As stated in the proposal, the Proponent has
submitted a substantially identical proposal to several other companies in which he owns stock. We believe that his one-track only investment strategy is clear from both his proposal and from the actions he has taken with respect to other companies. We believe that the Proponent is speaking from first hand knowledge in claiming that some Raritan Bancorp stock has been purchased by investors speculating that the Company will be sold - we believe that his investment in your Company is the result of his own speculation as to a sale of the company and his plans to submit the proposal to the Company. However, Raritan Bancorp's value has increased because the value of Raritan Savings Bank's franchise has increased, due in significant part to the general public's dissatisfaction with the banking services that result from the mega-bank mergers of the type being pushed by the Proponent. Your Board is confident that the value of Raritan Bancorp will continue to increase, and that Raritan Savings Bank will continue to benefit from the industry consolidation and disappearance of community banks.

     The Board also believes that the adoption of the Proposal would be disruptive to the operations of the Company and the Savings Bank, and would adversely affect the value of shareholders' investment in Raritan Bancorp common stock. The cornerstone of the business relationship with many loan and deposit customers is the community orientation and level of service provided by Raritan Savings Bank. Significant business is likely to be lost if customers believe that the Company is likely to be "gobbled up" by a larger bank, with the decline in customer and community service that typically results. The adoption of the proposal could also prove distractive and disruptive to the Company's employees and lead to lower employee productivity. Placing the Company publicly "for sale" through the proposal will undermine employees' confidence in their future status with the Company and will detract from their ability to promote the business of the Bank.

     Finally, the Board believes that the proposal is unnecessary and potentially counterproductive. The Board considers all options available to it on an ongoing basis in furtherance of its goal of delivering value to shareholders. A determination to sell the company that is forced upon a board by means of a shareholder proposal is not likely to result in the best value being obtained. Approval of the proposal may enhance the Proponent's ability to intimidate and harass the next company he invests in, but will not enhance Raritan Bancorp shareholder value!

     FOR ALL OF THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS
UNANIMOUSLY URGES SHAREHOLDERS TO REJECT THE PROPONENT'S SCHEME AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
PAGE

        SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     To be considered for inclusion in the Company's proxy statement in connection with the annual meeting of shareholders to be held following the year ending December 31, 1996, a shareholder proposal must be received by the Secretary of the Company, at the address set forth on the first page of this Proxy Statement, no later than November 27, 1996. Any shareholder proposal submitted to the Company will be subject to SEC Rule 14a-8 under the Securities Exchange Act of 1934.


            ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
                       AT AN ANNUAL MEETING

     The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the shareholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date fixed for such meeting, provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder's name, record address, and number of shares owned by the shareholder, and describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. The date on which the 1997 Annual Meeting of Shareholders is expected to held is April 30, 1997. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the 1997 Annual Meeting must be given to the Company by January 30, 1997.



                              By Order of the Board of Directors


                              Lucille H. Daniel
                              Secretary

Raritan, New Jersey
March 27, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE
REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
PAGE

                              PROXY

                       RARITAN BANCORP INC.
                  ANNUAL MEETING OF SHAREHOLDERS
                          April 24, 1996

     The undersigned hereby appoints Thomas F. Tansey and William T. Kelleher, Jr. with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of Raritan Bancorp Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Raritan Valley Country Club, State Highway 28, Somerville, New Jersey on Wednesday, April 24, 1996 at 10:00 a.m., New Jersey time and at any adjournments thereof. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

                                   FOR    WITHHELD
1.   The election as directors of
     all nominees listed below
     (except as marked to the      ---       ---
     contrary below)

     William T. Anderson, M.D.
     William W. Crouse

     INSTRUCTION:  To withhold
     your vote for one or more
     nominees, write the name
     of the nominee(s) on the
     line below.

     -------------------------

     -------------------------

                                   FOR    WITHHELD     ABSTAIN
2.   The ratification of the
     appointment of KPMG Peat
     Marwick as auditors for       ---       ---         ---
     the fiscal year ending
     December 31, 1996.

3.   The shareholder proposal
     regarding the sale of the
     Company.                      ---       ---         ---

     The Board of Directors
     recommends a vote "AGAINST"
     Proposal 3.
PAGE

-----------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION.
-----------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting and of a proxy statement dated March 27, 1996.


Dated                   , 1996           Check Box if You Plan
      ------------------            ---  to Attend Annual Meeting



------------------------------      -----------------------------
PRINT NAME OF SHAREHOLDER           PRINT NAME OF SHAREHOLDER



------------------------------      -----------------------------
SIGNATURE OF SHAREHOLDER            SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.



-----------------------------------------------------------------

 Please complete, sign and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

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